EXECUTION COPY

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT, dated as of October 10, 2006 (the “Agreement”), by and among the following (each, a “Party” and, collectively, the “Parties”):

(a) Pegasus Satellite Communications, Inc. (“PSC”), on its own behalf and on behalf of its direct and indirect subsidiaries listed on Schedule 1 hereto (collectively with PSC, the “Pegasus Debtors”),

(b) Ocean Ridge Capital Advisors, LLC, solely in its capacity as Liquidating Trustee (the “Trustee”) of The PSC Liquidating Trust (the “Trust” and, together with the Pegasus Debtors and the Trustee, the “Pegasus Debtor Parties”), on its own behalf and on behalf of the Trust;

(c) Pegasus Communications Corporation (“PCC”), on its own behalf and on behalf of its direct and indirect subsidiaries, other than the Pegasus Debtors (collectively, the “Pegasus Non-Debtors”); and

(d) The former directors and officers of the Pegasus Debtors listed on Schedule 2 hereto (the “Scheduled Claimants” and, together with Pegasus Non-Debtors, the “Pegasus Non-Debtor Parties”), solely with respect to Sections 3, 7, 9 and 10.

RECITALS

A. On June 2, 2004, each of the Pegasus Debtors filed a voluntary petition for relief with the United States Bankruptcy Court for the District of Maine (the “Bankruptcy Court”), commencing cases (collectively, the “Chapter 11 Case”) under chapter 11, title 11 of the United States Code.

B. By an order entered in the Chapter 11 Case on July 22, 2004, the Bankruptcy Court authorized the Pegasus Debtors to perform under a Support Services Agreement, effective as of May 1, 2004, pursuant to which Pegasus Management Company (“PCMC”), a Pegasus Non-Debtor, provided certain services to the Pegasus Debtors (the “Support Services Agreement”).

C. By an order entered in the Chapter 11 Case on August 26, 2004, the Bankruptcy Court approved a Global Settlement Agreement, dated July 30, 2004, pursuant to which, among other things, the Pegasus Debtors and the Pegasus Non-Debtors exchanged mutual releases of all Claims arising on or before August 27, 2004, except claims arising under the Support Services Agreement.

D. By an order entered in the Chapter 11 Case on April 15, 2005 (the “Confirmation Order”), the Bankruptcy Court confirmed the Pegasus Debtors’ First Amended Joint Plan of Reorganization (the “Plan”). The Plan became effective on May 5, 2005.

E. Pursuant to the Plan and the Confirmation Order, among other things, (i) the Trust was established and the Trustee was appointed as Liquidating Trustee of the Trust (ii) the Trust reserved the right to challenge payments made under the SSA, as well as the right to assert other claims against the Pegasus Non-Debtors and the former officers and directors of the Pegasus Debtors, and (iii) the Pegasus Debtors assumed the Support Services Agreement.

F. On June 28, 2005, the Trustee, PCC and PCMC entered into a stipulation (the “Medical Costs Stipulation”) relating to, among other things, the treatment of medical insurance costs billed to PCMC after May 31, 2005 (“Run-Off Medical Cost Claims”). Pursuant to the Medical Costs Stipulation, the Trustee has established a cash reserve (the “Medical Costs Reserve”) for the payment of Run-Off Medical Cost Claims in accordance with the Medical Costs Stipulation. As of the date hereof, the amount held in the Medical Costs Reserve is $5,083,061.

G. On June 28, 2005, the Trustee and the Scheduled Claimants entered into a stipulation (the “D&O Indemnity Costs Stipulation”) relating to the treatment of reserves for claims by the Scheduled Claimants for indemnification under the applicable Pegasus Debtor’s by-laws and governing state corporate law (“Indemnification Claims”). Pursuant to the D&O Indemnity Costs Stipulation, the Trustee has established a cash reserve (the “Indemnification Claims Reserve”) for the payment of Indemnification Claims in accordance with the D&O Indemnity Costs Stipulation. As of the date hereof, the amount held in the Indemnification Claims Reserve is $3,000,000.

H. On August 31, 2005 (the “SSA Termination Date”), the Support Services Agreement terminated in accordance with its terms. The Pegasus Non-Debtors assert that certain amounts remain owing to them for services provided pursuant to the Support Services Agreement, while the Trust asserts that, as a result of offsets and a differing interpretation of the contractual obligations under the SSA, that a net refund is owing to the Trust.

I. Following extensive negotiations, the Parties desire to avoid costly litigation and to resolve potential Claims between them on the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Support Services Agreement. On and after the Effective Date, notwithstanding anything to the contrary in the Support Services Agreement or the Medical Costs Stipulation, the treatment of Claims under the Support Services Agreement shall be governed exclusively by this Section 1 and, with respect to Run-Off Medical Cost Claims, Section 2.

(a) No Further Claims Under the Support Services Agreement. Except for the treatment of Run-Off Medical Cost Claims expressly provided in Section 2, no amounts are owing under the Support Services Agreement to or by PCMC or any Pegasus Non-Debtor, on the one hand, by or to any Pegasus Debtor, the Trustee or the Trust, on the other hand.

(b) Release of Claims. Except as expressly provided in Section 2 with respect to Run-Off Medical Cost Claims, all Claims of any Party under the Support Services Agreement shall be released pursuant to mutual releases provided in Section 7.

2. Run-Off Medical Claims. On and after the Effective Date, notwithstanding anything to the contrary in the Medical Costs Stipulation or the Support Services Agreement, the treatment of Run-Off Medical Cost Claims shall be governed exclusively by this Section 2.

(a) Release of Medical Costs Reserve. On the Effective Date, the Medical Costs Stipulation shall terminate and the Medical Costs Reserve shall be released and amounts then held in the Medical Costs Reserve shall be available to the Trustee for use in accordance with terms of the Plan and the Trust.

(b) Payment of Certain Run-Off Medical Cost Claims. On or before the tenth day after the Effective Date, the Pegasus Debtors or the Trust will pay to PCMC (i) $143,618.47 in respect of Run-Off Medical Cost Claims billed to PCMC on or before March 31, 2006 and (ii) $17,172 in repayment of unpaid Covered COBRA Premiums due after March 31, 2006 and on or before July 31, 2006. In addition, the Pegasus Debtors or the Trust will pay to PCMC within 30 days after receipt of an invoice therefore, any Covered COBRA Premiums due after the Effective Date, provided that each such invoice shall specifically identify each person for whom, and the period for which, such Covered COBRA Premiums are due. To the extent the Trustee disputes any such invoice, the Pegasus Debtors or the Trust shall pay within 30 days after receipt the undisputed portion of such invoice and the Trustee and PCMC shall work in good faith to resolve such dispute.

(c) Other Medical Insurance Costs. The Pegasus Debtors and the Trust will continue to be responsible, and the Pegasus Non-Debtors shall have no liability, for providing medical insurance coverage for medical expenses incurred on or after July 1, 2005 by persons who were active employees of the Pegasus Debtors on that date or who had been terminated prior to that date, to the same extent the Liquidating Trustee was required to provide such medical insurance coverage pursuant to Section 1 of Exhibit B to the Medical Costs Stipulation.

(d) Release of Claims. Except as expressly provided in this Section 2, all Claims of any Party for or relating to medical insurance costs, including, but not limited to, Claims under the Support Services Agreement and Claims under the Medical Costs Stipulation, shall be released pursuant to mutual releases provided in Section 7.

3. Indemnification Claims. On and after the Effective Date, notwithstanding anything to the contrary in the D&O Indemnity Costs Stipulation, the treatment of Indemnification Claims shall be governed exclusively by this Section 3.

(a) Release of Indemnification Claims Reserve. On the Effective Date, the D&O Indemnity Costs Stipulation shall terminate and the Indemnification Claims Reserve shall be released and amounts then held in the Indemnification Claims Reserve shall be available to the Trustee for use in accordance with terms of the Plan and the Trust.

(b) Release of Claims. Except as expressly provided in this Agreement, all Indemnification Claims of the Scheduled Claimants, including, but not limited to, Claims under the D&O Indemnity Costs Stipulation, shall be released pursuant to mutual releases provided in Section 7.

4. Time Brokerage Agreement. This Agreement, including, but not limited to, the mutual releases provided in Section 7, shall not affect the rights and obligations of any of the Parties under the Time Brokerage Agreement, entered into as of June 18, 1997 (the “TBA”), by and between Telecast of Florida, Inc. and WFXU Corporation, as successor to L.O. Telecast, LLC.

5. PCC Common Stock. As of the date hereof, the Trust owns 1,315,208 shares of Class A Common Stock of PCC (the “PCC Shares”). On and after the Effective Date, PCC shall not contest any actions taken by the Trustee or the Trust to have PCC Shares freely transferable without restrictions. On the basis set forth on Schedule 3 hereto, the Pegasus Debtor Parties have concluded that they are not affiliates of PCC within the meaning of applicable securities laws. PCC agrees with that conclusion and will not take a contrary position after the Effective Date, provided that the relationship among the Pegasus Debtor Parties and PCC have not changed in a manner that would cause the Pegasus Debtor Parties to be considered affiliates of PCC within the meaning of applicable securities laws. At the request of the Pegasus Debtor Parties, in connection with the prosecution of their Motion on Short Notice for an Order in Aid of Consummation of the Plan, docket no. 1547, or a similar Motion, PCC will confirm to the Bankruptcy Court, subject to the proviso of the preceding sentence, PCC’s agreement with (a) the Pegasus Debtor Parties’ conclusion that they are not affiliates of PCC within the meaning of applicable securities laws and (b) the facts supporting that conclusion set forth on Schedule 4 hereto. Such confirmation shall take the form of a written declaration or, at the request and expense of the Pegasus Debtor Parties, live testimony of an appropriate officer or other employee of PCC determined by PCC.

6. Litigation Assistance. The provisions of this Section 6 shall apply on and after the Effective Date.

(a) Dorran Claims. PCC shall reimburse the Trust for any amounts paid by the Trust pursuant to a settlement or judgment to satisfy the severance claims asserted by William J. Dorran filed in the Chapter 11 Case (the “Dorran Claims”), provided that (x) such obligation to reimburse shall be limited to the lesser of (a) 50% of the aggregate settlement/judgment amount paid by the Trust and (b) $87,500, and (y) the Pegasus Non-Debtors shall receive from Dorran a release of the Pegasus Non-Debtor Released Parties (as defined below) with respect to the Dorran Claims and all claims relating to his employment, including his termination, provided, however, the Pegasus Non-Debtors shall be required to provide a reciprocal release in favor of Dorran.

(b) Waiver of Privilege for Certain Matters. Certain matters relating to or arising from communications and other activities of PCC, the Pegasus Debtors, and/or the Trust that may be put into in issue in the Proceedings (as defined below) may be subject to claims of attorney-client privilege or other applicable privileges that belong jointly or severally to PCC, the Pegasus Debtors, and/or the Trust. “Proceedings” means, collectively, (i) AIG Global Investment Corp. v. Pegasus Communications Corp., Civ. No. 05-2499-AB (E.D. Pa), Mark Madden v. Marshall W. Pagon, No. 2:05-CV-05868-AB (E.D. Pa.), and similar lawsuits and proceedings involving PCC and its officers and directors as control persons or such officers and directors in their capacity as former officers and directors of the Pegasus Debtors and (ii) the investigation by the Securities and Exchange Commission of subscriber issues and any related lawsuits or proceedings that may arise from or as a result of such investigation. The Pegasus Debtors and the Trust agree that, in connection with any of the Proceedings, (x) they will not waive, any such claims of privilege unless and until they receive a request in writing from PCC to waive such claims of privilege, and (y) upon receipt of a request in writing from PCC to waive such claims of privilege, the Pegasus Debtors and the Trust will waive such claims of privilege, but only to the extent so requested in writing by PCC.

7. Mutual Releases.

(a) Pegasus Debtor Parties’ Release of Pegasus Non-Debtor Parties. Subject to the occurrence of the Effective Date, the Pegasus Debtor Parties for themselves and their legal representatives, successors and assigns and all Persons claiming by, through or under them (collectively, the “Pegasus Debtor Releasing Parties”), hereby release the Pegasus Non-Debtor Parties and their legal representatives, successors and assigns, the respective present and former directors and officers of the Pegasus Non-Debtors, the respective present and former members, partners, trustees, shareholders, employees, agents, representatives and advisors of the Pegasus Non-Debtors and the respective heirs, executors, administrators, legal representatives, successors and assigns of each of the foregoing (collectively, the “Pegasus Non-Debtor Released Parties”), from and with respect to, and covenant not to sue the Pegasus Non-Debtor Released Parties with respect to, any and all Claims (whether such Claims are or could have been part of the assets of the Pegasus Debtor Releasing Parties or their estates and whether such Claims are or could have been assertable by the Pegasus Debtor Releasing Parties in their own right or on behalf of the holder of any Claim against, or equity interest in, the Pegasus Debtor Releasing Parties or any other Person claiming by, through or under them), which the Pegasus Debtor Releasing Parties or any of them now have, ever had or may ever have against the Pegasus Non-Debtor Released Parties or any of them, singly or in any combination, on account of, arising out of, or in connection with, any thing, cause, matter, transaction, act or omission of any nature whatsoever occurring from the beginning of the world to the Effective Date; provided, however, that the release in this Section 7(a) shall not apply to the Retained Claims.

(b) Pegasus Non-Debtor Parties’ Release of Pegasus Debtor Parties. Subject to the occurrence of the Effective Date, the Pegasus Non-Debtor Parties, for themselves and their legal representatives, successors and assigns and all Persons claiming by, through or under them (collectively, the “Pegasus Non-Debtor Releasing Parties”), hereby release the Pegasus Debtor Parties and their legal representatives, successors and assigns, the respective present and former members, partners, trustees, shareholders, directors, officers, employees, agents, representatives and advisors of the Pegasus Debtor Parties and the respective heirs, executors, administrators, legal representatives, successors and assigns of each of the foregoing (collectively, the “Pegasus Debtor Released Parties”), from and with respect to, and covenant not to sue the Pegasus Debtor Released Parties with respect to, any and all Claims (whether such Claims are or could have been part of the assets of the Pegasus Non-Debtor Releasing Parties and whether such Claims are or could have been assertable by the Pegasus Non-Debtor Releasing Parties in their own right or on behalf of the holder of any Claim against, or equity interest in, the Pegasus Non-Debtor Releasing Parties or any other Person claiming by, through or under them), which the Pegasus Non-Debtor Releasing Parties or any of them now have, ever had or may ever have against the Pegasus Debtor Released Parties or any of them, singly or in any combination, on account of, arising out of, or in connection with, any thing, cause, matter, transaction, act or omission of any nature whatsoever occurring from the beginning of the world to the Effective Date; provided, however, that the release in this Section 7(b) shall not apply to the Retained Claims.

(c) Release of Unknown Claims. Each Party granting the releases pursuant to Sections 7(a) and 7(b) (each, a “Releasing Party”) represents that it has not assigned, and agrees it will not assign, to any other Person any Claim covered by any release granted by such Releasing Party pursuant to this Section 7 other than the Retained Claims. Each Releasing Party acknowledges that it may hereafter discover Claims or facts in addition to or different than those which it now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and its decision to enter into it.

(d) Successors. For purposes of this Section 7, (i) the releases granted thereunder by any Releasing Party for any of its direct and indirect assigns, heirs, executors, administrators or successors (each, a “Releasing Successor”) is granted for such Releasing Successor solely in its capacity as an assign, heir, executor, administrator or successor of such Releasing Party and (ii) the releases granted thereunder by any Releasing Party for itself or any other Person to any direct or indirect, assign, heir, executor, administrator or successors of any Party (in the case of any Pegasus Debtor, including, without limitation, the Trustee) (each, a “Released Successor”) is granted to such Released Successor solely in its capacity as an assign, heir, executor, administrator or successor of such Party.

8. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Claim” means any and all claims, suits, controversies, actions, cross-claims, counterclaims, third-party claims, setoffs, defenses, causes of action, complaints, petitions, appeals, assertions of rights, demands for relief or for remedies, rights, damages, costs, losses, expenses, attorneys’ fees, compensation, liabilities, indemnities, and obligations, of any kind, nature or description, whether in contract or in tort; whether in law or in equity or otherwise; whether known or unknown; whether suspected or unsuspected; whether accrued or unaccrued; and whether alleged or unclaimed, including, without limitation, (a) for any alleged breach of contract, breach of fiduciary duty, fraud, bad faith, willful or intentional conduct or wrongdoing, unfair or deceptive business practices, interference with contract or advantageous or other relationships, conspiracy, or violation of any regulation or statute, (b) any judgment regarding or relating to any of the foregoing for (i) damages (including actual, compensatory, consequential, incidental, multiple, punitive or exemplary damages), (ii) injunctive, specific performance or other equitable remedies or relief, (iii) fines, penalties, forfeitures or regulatory orders, or (iv) any other legal, equitable or other relief; and (c) any settlement or compromise with respect to any of the foregoing (and including any interim or preliminary legal, equitable or other relief or remedy that is ordered with respect to any of the foregoing or any compromise with respect to such relief).

“COBRA Coverage” means healthcare continuation coverage in accordance with the requirements of Part 6 of Title I of ERISA and Section 4980B of the Internal Revenue Code.

“COBRA Premiums” means the premium cost for COBRA Coverage provided pursuant to the Employee Orders (as defined in the Plan) for PCMC employees terminated on or prior to the SSA Termination Date.

“Covered COBRA Premiums” means (a) for former PCMC employees other than Marion L. Carpenter, Ted S. Lodge, Charles E. Page and Jackie D. Paris, 77.0% of applicable COBRA Premiums, and (b) for Marion L. Carpenter, 0.0% of applicable COBRA Premiums, (c) for Ted S. Lodge, 100.0% of applicable COBRA Premiums up to an aggregate $21,600, and (d) for Charles E. Page and Jackie D. Paris, 100.0% of applicable COBRA Premiums.

“Effective Date” means the date on which the Approval Order has been entered in the Chapter 11 Case and becomes a final non-appealable order.

“Retained Claim” means any Claim arising under (i) this Agreement, (ii) the TBA, or (iii) the Pegasus Non-Debtor Parties’ existing lease of office space at 225 City Line Avenue, Bala Cynwyd, PA 19004. It is understood that nothing in Section 7 shall affect the Allowed Split Dollar Claim (as defined in the Stipulation Resolving Claim of the Pagon Insurance Trust stipulated and agreed on April 12, 2006).

9. Effectiveness; Implementation.

(a) Effectiveness. Subject to entry of the Approval Order, this Agreement is effective as to the Pegasus Debtor Parties, the Pegasus Non-Debtors and the Scheduled Claimants as of the date hereof.

(b) Bankruptcy Court Approval. The Pegasus Debtor Parties shall promptly file a motion (in form and substance satisfactory to the PCC and to be provided to PCC for approval prior to filing) (the “Approval Motion”) seeking entry of an order (in form and substance satisfactory to PCC) (the “Approval Order”) approving this Agreement. The Parties shall support the Approval Motion.

10. Other Provisions.

(a) No Admission. If the Effective Date does not occur, this Agreement and any action taken or statements made by or behalf of any Party hereto in connection with seeking the approval of this Agreement shall be of no force and effect and shall be deemed null and void and shall not be referred to by any Party for any purpose whatsoever in any proceeding, except for the purpose of enforcing the provisions of this Section 10(a).

(b) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person not a party to this Agreement other than any Person that is released from Claims under Section 7 to the extent provided in such Section. No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the Parties of any such obligations.

(c) Submission to Jurisdiction.

(i) Without limiting any party’s right to appeal any order of the Bankruptcy Court, (A) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (B) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10(h); provided, however, that if the Chapter 11 Case is closed or if the Bankruptcy Court elects to not exercise its jurisdiction, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County, for the resolution of any such claim or dispute. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the location of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Each of the Parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10(h).

(d) Waiver of Right to Trial by Jury. Each Party waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

(e) Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules) represents the entire agreement among the Parties with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by each of the Parties, other than the Scheduled Claimants, and if such amendment, supplement, change or waiver relates to a Section of this Agreement to which the Scheduled Claimants are a Party, the Scheduled Claimants. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State, irrespective of and without regard for its conflicts of law principles, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

(g) Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(h) Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to any Pegasus Debtor Party, to: Ocean Ridge Capital Advisors, LLC 56 Harrison Street, Suite 203A New Rochelle, NY 10801 Facsimile: (914) 931-5287 Attention: Bradley E. Scher	With a copy to: Lowenstein Sandler, PC 65 Livingston Avenue Roseland, New Jersey 07068 Facsimile: (973) 597-2479 Attention: Paul Kizel

If to any Pegasus Non-Debtor Party or Scheduled Claimant, to:

Pegasus Communications Corporation
225 City Line Avenue
Bala Cynwyd, PA 19004
Facsimile: (610) 934-7072

Attention: Marshall W. Pagon
                 Chairman and Chief Executive Officer

With a copy to: Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Facsimile: (212) 909-6836 Attention: George E.B. Maguire, Esq.

[Signature Pages Follow]

THE PEGASUS DEBTOR PARTIES
PEGASUS SATELLITE COMMUNICATIONS, INC., on its own behalf and on behalf of each of the other Pegasus Debtors		OCEAN RIDGE CAPITAL ADVISORS, LLC, solely in its capacity as Liquidating Trustee of The PSC Liquidating Trust, on its own behalf and on behalf of The PSC Liquidating Trust

By	OCEAN RIDGE CAPITAL ADVISORS, LLC, as Liquidating Trustee of The PSC Liquidating Trust

By:	/s/ Bradley E. Scher	By:	/s/ Bradley E. Scher

	Name: Bradley E. Scher		Name: Bradley E. Scher
	Title: Managing Member		Title: Managing Member

THE PEGASUS NON- DEBTOR PARTIES
PEGASUS COMMUNICATIONS CORPORATION, on its own behalf and on behalf of each of the other Pegasus Non-Debtors

By:	/s/ Scott A. Blank

Name: Scott A. Blank
Title: Senior Vice President

SCHEDULED CLAIMANTS, as to Sections 3, 7, 9 and 10
/s/ Robert F. Benbow	/s/ Scott A. Blank

Robert F. Benbow	Scott A. Blank
/s/ Cheryl K. Crate	/s/ Karen M. Heisler

Cheryl K. Crate	Karen M. Heisler
/s/ Michael B. Jordan	/s/ Rory J. Lindgren

Michael B. Jordan	Rory J. Lindgren
/s/ Ted S. Lodge	/s/ James J. McEntee, III

Ted S. Lodge	James J. McEntee, III
/s/ Mary C. Metzger	/s/ Marshall W. Pagon

Mary C. Metzger	Marshall W. Pagon
/s/ William Phoenix	/s/ Joseph W. Pooler, Jr

William Phoenix	Joseph W. Pooler, Jr
/s/ Robert N. Verdecchio	/s/ Howard E. Verlin

Robert N. Verdecchio	Howard E. Verlin

SIGNATURE PAGE TO SETTLEMENT AGREEMENT DATED AS OF OCTOBER 10, 2006

Schedule 1

PEGASUS DEBTORS

1.	PEGASUS SATELLITE TELEVISION, INC.
2.	PEGASUS SATELLITE TELEVISION OF ILLINOIS, INC.
3.	GOLDEN SKY SYSTEMS, INC.
4.	GOLDEN SKY DBS, INC.
5.	GOLDEN SKY HOLDINGS, INC.
6.	ARGOS SUPPORT SERVICES COMPANY
7.	CARR RURAL TV, INC.
8.	DBS TELE-VENTURE, INC.
9.	DIGITAL TELEVISION SERVICES OF INDIANA, LLC
10.	DTS MANAGEMENT, LLC
11.	HENRY COUNTY MRTV, INC.
12.	PRIMEWATCH, INC.
13.	PST HOLDINGS, INC.
14.	SOUTH PLAINS DBS LP
15.	BRIDE COMMUNICATIONS, INC.
16.	B.T. SATELLITE, INC.
17.	HMW, INC.
18.	PEGASUS BROADCAST ASSOCIATES, L.P.
19.	PEGASUS BROADCAST TELEVISION, INC.
20.	PEGASUS BROADCAST TOWER, INC.
21.	PEGASUS MEDIA & COMMUNICATIONS, INC.
22.	PEGASUS SATELLITE COMMUNICATIONS, INC.
23.	PORTLAND BROADCASTING, INC.
24.	TELECAST OF FLORIDA, INC.

25.	WDSI LICENSE CORP.
26.	WILF, INC.
27.	WOLF LICENSE CORP.

Schedule 2

SCHEDULED CLAIMANTS

1.	Robert F. Benbow
2.	Scott A. Blank
3.	Cheryl K. Crate
4.	Karen M. Heisler
5.	Michael B. Jordan
6.	Rory J. Lindgren
7.	Ted S. Lodge
8.	James J. McEntee, III
9.	Mary C. Metzger
10.	Marshall W. Pagon
11.	William Phoenix
12.	Joseph W. Pooler, Jr
13.	Robert N. Verdecchio
14.	Howard E. Verlin

Schedule 3

PEGASUS DEBTOR PARTIES’ MEMORANDUM REGARDING

THE RELATIONSHIP BETWEEN PSC AND PCC

MEMORANDUM REGARDING THE RELATIONSHIP BETWEEN PEGASUS

SATELLITE COMMUNICATIONS, INC. AND PEGASUS COMMUNICATIONS CORP.

This memorandum sets forth the relevant factual and legal analysis to support the conclusion that Pegasus Satellite Communications, Inc. (“PSC”) and The PSC Liquidating Trust (the “Trust”) are not affiliates of Pegasus Communications Corp. (“PCC”) under Rule 144.

FACTUAL BACKGROUND

PCC NO LONGER HAS ANY INTERESTS IN OR CONTROL OVER PSC,

THE TRUST, THE LIQUIDATING TRUSTEE OR THEIR ASSETS

PSC and various related entities (collectively, the “Debtors”) filed for chapter 11 bankruptcy protection on June 2, 2004 (the “Petition Date”). As of the Petition Date, PSC was a wholly owned subsidiary of PCC, a corporation whose shares are publicly traded. PCC did not file a chapter 11 petition.

The Debtors’ First Amended Joint Plan of Reorganization (the “Plan”) was filed on or about January 31, 2005. The Plan, as amended, was approved by an order (the “Confirmation Order”) of the United States Bankruptcy Court for the District of Maine entered on April 15, 2005 (the “Plan”). Pursuant to the Plan, the Trust was established to, among other things, administer the Liquidating Trust Assets and Remaining Assets for the benefit of Class 3A creditors. The Plan became effective on May 5, 2005 (the “Effective Date”).

Pursuant to paragraph 19 of the Confirmation Order, as of the Effective Date, Ocean Ridge Capital Advisors, LLC (the “Ocean Ridge”) was appointed as the liquidating trustee (the “Liquidating Trustee”) of the Trust. Bradley E. Scher is the sole managing director of Ocean Ridge. Neither Ocean Ridge nor Mr. Scher have or had any interest in, or relationship with, PCC.

In addition, pursuant to paragraph 21 of the Confirmation Order, “from the Confirmation Date through the Effective Date” the Liquidating Trustee was granted the sole power “to make all operating decisions” and to “exercise all control over the Debtors’ assets including, without limitation, the Broadcast Assets including the Debtors’ broadcast television stations, subject to the jurisdiction of the Bankruptcy Court.” Moreover, pursuant to paragraph 21 of the Confirmation Order, “from and after the Effective Date, the Liquidating Trustee shall continue to make all operating decisions for the Reorganized Debtors and shall exercise all control over the assets of the Reorganized Debtors and the Liquidating Trust including, without Limitation, the Broadcast Assets including the Debtors’ broadcast television stations, subject to the jurisdiction of the Bankruptcy Court.”

Furthermore, pursuant to section 4.5 of the Plan, all of PCC’s equity interests in PSC were canceled and PCC is not entitled to receive, and will not receive, any distributions on account of the interests it held in PSC and the other related debtors.

Thus, since the Confirmation Date, by virtue of the provisions of the Plan and Confirmation Order, PCC has no interests in, or control of any kind over, PSC, the Trust, the Liquidating Trustee or their assets. Since the Confirmation Date, absolute control over the assets of PSC and the Trust has been vested in the Trust and Liquidating Trustee, subject to the jurisdiction of the Bankruptcy Court.

THE PCC SHARES

Prior to the Petition Date, between July, 2002 and November, 2003, PSC acquired, through several open-market purchases, approximately 1.3 million shares (the “PCC Shares”) of the Class A common stock of PCC (the “Class A”). As described in more detail below, the PCC Shares represent approximately 11% of all Class A shares. The PCC Shares were originally registered under the Securities Act of 1933, as amended (the “Securities Act”). The PCC Shares constitute Remaining Assets and/or Liquidating Trust Assets over which the Liquidating Trustee has sole control. Pursuant to section 5.4(b) of the Plan, the purpose of the Trust is to liquidate the Liquidating Trust Assets in order to maximize the recovery of beneficiaries of the Trust.

The common stock of PCC is divided into three classes: the Class A, Class B common stock (the “Class B”), and nonvoting common stock. As of May 31, 2005 there were 11,306,621 shares of Class A issued and outstanding, each entitled to one vote per share. The Class B, of which 1,903,760 shares are issued and outstanding is beneficially owned solely by Marshall W. Pagon, the Chief Executive Officer of PCC. The Class B is convertible into Class A on a share-for-share basis. PCC’s certificate of incorporation restricts transfer of the Class B to Mr. Pagon and his family members or entities controlled by him. Upon transfer to any other person or entity, the Class B shares automatically convert to Class A shares. Class B shares are entitled to ten (10) votes per share.

The beneficial ownership and total voting power of PCC’s major stockholders is set forth below:

Shareholder	Class A (11,306,621 outstanding)		Class B	Total Votes		Percentage Ownership[1]	Class A Percentage Ownership[2]	Voting Percentage[3]

Marshall Pagon	150,969		1,903,760	19,188,569		15.6%	1.3%	63.6%
PSC	1,300,000	[4]	0	1,300,000	[4]	9.8%	11.5%	4.3%
Peninsula[5]	6,880,500		0	6,880,500		52.1%	60.9%	22.8%
DBS Investors, LLC	1,100,000		0	1,100,000		8.3%	9.7%	3.6%
Directors and Officers as a group	4,000,000	[4]	1,903,760	23,037,600		44.69%	35.4%	76.3%
[1]	Based on 13,210,381 shares of common stock outstanding.
[2]	Based on 11,306,621 shares of Class A outstanding.
[3]	Based on 30,193,252 total votes available.
[4]	Estimate only.
[5]	Peninsula Advisors, LLC and Peninsula Investment Partners, L.P. (hereinafter, “Peninsula”).

Class A and Class B shares vote together on nearly all matters including the election of directors and fundamental events requiring shareholder approval. As a result, Mr. Pagon controls the outcome of nearly all matters on which the stockholders vote, including the election of all directors. Under PCC’s certificate of incorporation, the only matters which require the approval of the holders of the Class A voting as a separate class are: (i) the issuance of additional shares of Class B (except in instances in which parallel action is being taken on the Class A such as with stock dividends, stock splits, etc.), (ii) any decrease in the voting rights per share of the Class A or any increase in the voting rights of the Class B, (iii) any increase in the number of shares of Class A into which shares of Class B are convertible, (iv) any relaxation on the restrictions on transfer of the Class B, and (v) any changes in the powers, preferences, or special rights of the Class A or the Class B which may adversely affect holders of the Class A.

Peninsula holds approximately 60% of the outstanding Class A shares of PCC. If Peninsula maintains or increases its holding of Class A shares, it remains in a position to determine the outcome of any vote of the Class A shares voting as a class, regardless of the interests of other Class A stockholders.

The following additional facts are also relevant to the analysis of whether PSC and the Trust have any control over the management or policies of PCC:

(1) None of PSC, Ocean Ridge, the Trust or Mr. Scher, have any right, power or ability to elect any directors of PCC.

(2) The Trust controls all of the outstanding shares of PSC and Mr. Scher is the sole director of PSC and is vested with all decision making power over the Trust and PSC, subject to the jurisdiction of the Bankruptcy Court. Ocean Ridge’s duties as the Liquidating Trustee pursuant to the Plan requires it to sell the assets of PSC, including the PCC Shares for the benefit of the PSC creditors. Ocean Ridge has no connection to current management of PCC.

(3) PSC has never elected a member of the PCC Board of Directors. All Directors have been elected by Marshall Pagon, the CEO of PCC and holder of the largest voting percentage of PCC common stock. PSC, the Trust, and the Liquidating Trustee do not exert any influence over PCC’s Board or management decisions.

(4) The influence of PSC’s 11% interest of the outstanding PCC Shares is essentially rendered ineffective by Mr. Pagon’s ownership of a substantial majority of voting power of PCC. Mr. Pagon has the sole power to elect the Board of Directors, exercise managerial control, and make virtually all decisions requiring a shareholder vote.

(5) Peninsula has accumulated a significantly larger block of Class A shares than PSC, and would control the outcome of any vote of the Class A shares voting as a class.

(6) PSC’s current holdings would not afford it a veto power over any shareholder or management decisions, the power to direct or cause the direction of the management and policies of PCC, or exercise any influence with reference to the election of directors. PSC’s holdings provide no special leverage that could be deemed a controlling influence for purposes of the Securities Act.

Based on the foregoing, it is evident that PSC does not directly or indirectly exercise control over PCC. Furthermore, there does not exist any relationship which results in PSC and PCC being under common control. Therefore, PSC should not be deemed an affiliate of PCC, despite its ownership of approximately 11% percent of the PCC Shares.

ANALYSIS OF AFFILIATE STATUS

Under Rule 144, an affiliate of an issuer is defined as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.” 17 C.F.R. §230.144(a)(1). Generally, a person is in “control” of an issuer if he is an executive officer, director or owns 10 percent or more of the voting securities of the issuer. See American-Standard, SEC No-Action Letter 1972 WL 19628 (October 11, 1972). However, this classification is not absolute, and can be rebutted if such person proves that he is not in a position of “control”. See id. In American-Standard, the Staff indicated that a person’s status as an officer, director or owner of 10 percent of the voting securities of a company is not necessarily determinative of whether such person is a control person or member of a controlling group of persons. His status as an officer, director or 10 percent shareholder is one fact which must be taken into consideration, but an individual’s status as a control person or as a member of a controlling group is still a factual question which must be determined by considering other relevant facts in accordance with the test set forth in Rule 405 of the Act. . . .

Id. Rule 405 defines “control” as “the possession, direct or indirect of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.”1 17 C.F.R. §230.405.

In deciding whether a person is in the position of control, “the entire situation within the corporation at the time of determination, together with some of the history of the corporation must be considered; single factors — such as shareholdings, offices held, titles, conduct - are rarely determinative.” A. A. Sommer, Jr., Who’s “In Control”? - S.E.C., 21 Bus. Law. 559, 563 (1966). Stock ownership or representation on the Board is only an indication of control, in that “the influence upon management and policies of a corporation” is also relevant. United States v. Corr, 543 F.2d 1042, 1050 (2d Cir. 1976). Absent a clear-cut power to control through use of voting power, “only careful examination of the actual running of the corporation . . . will identify the person who is the controlling person.”2 Sommer, supra, at 574.

“Stock ownership is but one aspect of control, which can rest with more than one person at the same time or from time to time.” Corr, supra, at 1050. The determination of whether a person is an affiliate for the purposes of Rule 144 depends upon “the totality of the circumstances, including an appraisal of the influence upon management and policies of a corporation by the person involved.” U.S. v. Sprecher, 783 F.Supp. 133, 159 (S.D.N.Y. 1992).

Because the inquiry is inherently factual, in some cases a shareholder with less than 10 percent of the outstanding shares may be considered an affiliate, while ownership of a greater percentage might not create affiliate status where the facts support a conclusion that no control relationship is present.” Alan K. Austin & Gregory M. Priest, Resales of Securities under Rule 144 and Rule 144A, 1143 PLI/Corp. 65, 72 (1999). The Commission has provided informal indications that persons with shareholdings over 10 percent of outstanding stock may be considered nonaffiliates. For example, the Staff, in a No-Action Letter concerning Documation, Inc., concluded that a co-founder, former officer and director of the issuer owning 9.8 percent of its outstanding shares was permitted to sell his shares without registration based on an opinion letter that the transactions are exempt and the seller is not in a control relationship with issuer. Documation, Inc., SEC No-Action Letter, 1976 WL 10383 (Oct. 13, 1976). The seller was deemed to have satisfied this burden by showing that the two principal shareholders owned approximately 44 percent of the issuer’s shares and that management owned approximately 22 percent. Id. In Professional Care Services, the Commission, after counsel appealed the Staff’s initial conclusion, directed the Staff to issue a no-action letter to a former director and officer permitting the sale of 17 percent of the outstanding stock of issuer without compliance with Rule 144. Professional Care Services, Inc., SEC No-Action Letter, 1974 WL 8463 (Apr. 15, 1974). In Lloyd’s Electronics, the Staff allowed a 21 percent shareholder to sell his shares from time to time without compliance with the registration requirements of the Securities Act, and thus deemed him not to be an affiliate. Lloyd’s Electronics, Inc., SEC No-Action Letter, 1976 WL 11362 (Apr. 22, 1976).

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In applying Rule 405, as a matter of law, “a person who claims that he is not an affiliate in order to use an exemption from registration has the burden of proving the availability of the exemption.” American Standard, SEC No-Action Letter, 1972 WL 19628 (Oct. 4, 1972).

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Sommer also states that “[o]wnership of substantially less than 50 percent of the stock may be indicative of control only if the power inherent in the voting power has in some fashion been manifested through the exercise of control, usually through the election of a favorably inclined majority of the board of directors.” Sommer, supra, at 570.

PSC IS NOT AN AFFILIATE OF PCC

Although PSC is the beneficial owner of approximately 11% percent of the Class A common stock of PCC, the facts set forth in the Factual Background section of this memo demonstrate that due to PCC’s unique voting and governance structure and the existence of other shareholders with significantly more voting power, neither PSC, the Trust nor the Liquidating Trustee is an affiliate of PCC for purposes of the Securities Act. PSC, the Trust and the Liquidating Trust do not, and can not, directly or indirectly, influence/control PCC, nor are they under common control with a party that controls PCC.

Schedule 4

SUPPORTING FACTS

Capitalized terms not otherwise defined in this Schedule 4 have the respective meanings given in the Agreement to which this Schedule 4 is attached.

PCC confirms that to the best of its knowledge the statements set forth on this Schedule 4 are true and correct as of the date of the Agreement.

PCC DOES NOT CONTROL THE PEGASUS DEBTOR PARTIES

•	PCC has no ownership interest in and has no control of any kind over any of the Debtor Parties or their assets.

VOTING RIGHTS OF PCC’S COMMON STOCK

•

The common stock of PCC is divided into three classes: Class A common stock (the “Class A”), Class B common stock (the “Class B”), and non-voting common stock. Class A shares are entitled to one (1) vote per share. Class B shares are entitled to ten (10) votes per share.

•

Except as described below, Class A and Class B shares vote together on all matters requiring the approval of PCC’s stockholders, including, but not limited to, the election of directors and fundamental corporate changes. The only matters which require the approval of the holders of the Class A voting as a separate class are: (i) the issuance of additional shares of Class B (except in instances in which parallel action is being taken on the Class A such as with stock dividends, stock splits, etc.), (ii) any decrease in the voting rights per share of the Class A or any increase in the voting rights of the Class B, (iii) any increase in the number of shares of Class A into which shares of Class B are convertible, (iv) any relaxation on the restrictions on transfer of the Class B, and (v) any changes in the powers, preferences, or special rights of the Class A or the Class B which may adversely affect holders of the Class A.

PCC SHARE OWNERSHIP

•	PSC acquired the PCC Shares in open-market purchases between July, 2002 and November, 2003.
•

The following table shows beneficial ownership and voting power for PCC’s principal share holders as of March 31, 2006. This information is extracted from PCC’s Annual Report on Form 10-K for its fiscal year ended December 31, 2005 (the “2005 10-K”). The 2005-K contains additional information regarding beneficial ownership and voting power and its calculation.

	Class A		Class B		% of Vote

Beneficial Owner	Shares	%	Shares	%	Class A	Total

Marshall W. Pagon (a)	216,870	1.9%	1,832,760	100.0%	1.9%	62.5%
Peninsula Capital Advisors LLC	6,880,550	60.6%	—	—	60.6%	23.2%
Trustee	1,315,208	11.6%	—	—	11.6%	4.4%

(a)	Class A ownership excludes unexercised options and Class A Shares underlying Class B shares.
•

Marshall W. Pagon, PCC’s CEO and Chairman (“Pagon”), beneficially owns all of the outstanding Class B shares. 60.6% of the outstanding Class A shares at March 31, 2005 were beneficially owned by Peninsula Capital Advisors LLC (“Peninsula”). On July 12, 2006, Peninsula filed an amendment to its ownership report on Schedule 13D reporting a further increase in the Class A shares it beneficially owns.

PEGASUS DEBTOR PARTIES DO NOT HAVE ABILITY TO CONTROL PCC

•

Pagon has sufficient voting power on his own to approve any matter requiring approval of Class A and Class B voting together as a single class. The PCC Shares are not sufficient to block any such approval or to approve any matter over the objection of Pagon.

•

Peninsula has sufficient Class A shares to approve any matter requiring the vote of Class A voting as a separate class. The PCC Shares are not sufficient to block any such approval or to approve any such matter over the objection of Peninsula.

•

PCC is not aware of any contract, arrangement, understanding or relationship by virtue of which any of the Pegasus Debtor Parties has the right, power, or ability to elect any directors of PCC or to approve or veto any matter requiring a vote of PCC shareholders or to otherwise influence the management and policies of PCC.

2